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Exhibit 99.1

For Immediate Release

Contact:	Tom Lange 314-746-1236 (U.S. media) Mylène Labrie 514-864-5103 (Canadian media) Carrie Doyle 312-580-4865 (investors) www.smurfit-stone.com

SMURFIT-STONE TO ACQUIRE 100% OF CANADIAN PACKAGING BUSINESS
AND INTENSIFY ITS FOCUS ON NORTH AMERICA
European operations to be exchanged with Jefferson Smurfit Group

CHICAGO, January 27, 2003—Smurfit-Stone Container Corporation (Nasdaq: SSCC) today announced that the company has signed a letter of intent with Jefferson Smurfit Group (JS Group), formerly Smurfit-Stone's largest shareholder, under which Smurfit-Stone will exchange its European packaging operations and receive JS Group's 50% ownership in Smurfit-MBI, a Canadian packaging business, and a payment from JS Group of approximately US$190 million.

        Smurfit-Stone currently owns 50% of Smurfit-MBI. When the transactions are completed, Smurfit-Stone will own 100% of Smurfit-MBI and will end its manufacturing presence in Europe. As a result, Smurfit-Stone will reclassify the European packaging operations as discontinued and record a loss on disposition of $40 million, or $.16 per share, in 2002. The loss results solely from a provision for taxes on the disposition.

        Closing on the transactions is contingent upon several conditions, including the execution of definitive agreements, obtaining all necessary regulatory approvals in Europe and Canada, and other closing conditions. The transactions are expected to close in the first quarter of 2003.

        Commenting on this announcement, Patrick J. Moore, Smurfit-Stone president and CEO, said the exchange is a natural step for both Smurfit-Stone and Jefferson Smurfit Group following the September 2002 privatization of JS Group. As part of that privatization, JS Group distributed its holdings in Smurfit-Stone to the Group's shareholders and ceased to be a strategic holder of the company's stock.

        "For Smurfit-Stone, these transactions further our stated strategy of focusing on North America. They will concentrate our primary asset base in the US and Canada and enable us to continue to broaden our capability to serve our customers," Moore said.

        Based in Mississauga, Ontario, Smurfit-MBI is Canada's second largest manufacturer of corrugated containers, and a leading producer of specialty retail packaging and point-of-purchase displays. Smurfit-MBI has about 2,500 employees and operates 15 converting facilities in Canada. For 2002, Smurfit-MBI posted sales of approximately US$430 million.

        Smurfit-Stone's largest European operation is Europa Carton, based in Hamburg, Germany. Europa Carton is one of the leading corrugated container manufacturers in Europe with two paperboard mills, 11 packaging plants and five recycling facilities. Smurfit-Stone's European operations also include one containerboard mill and three packaging plants in Spain, four in Belgium, and one each in France and the Netherlands. In 2002, the European operations produced about 500,000 short tons of containerboard and boxboard. Sales were approximately $630 million. The operations employ about 3,200.

        Jefferson Smurfit Group is the leading corrugated container and containerboard manufacturer in Europe. Smurfit-MBI has been managed as part of Smurfit-Stone's North American container business. Luis Martinez, president and CEO of Smurfit-MBI, has reported to James P. Davis, vice president & general manager of Smurfit-Stone's corrugated container division, and will continue to report to Davis following the completion of this transaction.

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        This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber costs, as well as other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

        Smurfit-Stone Container Corporation (Nasdaq: SSCC) is the industry's leading integrated manufacturer of paperboard and paper-based packaging. Smurfit-Stone is a leading producer of containerboard, including white top linerboard and recycled medium; corrugated containers; point-of-purchase displays; multiwall and specialty bags; and clay-coated recycled boxboard; and is the world's largest paper recycler. In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, flexible packaging, and labels. The company operates approximately 300 facilities worldwide and employs approximately 38,500 people.

        JS Group is the leading manufacturer of containerboard, corrugated containers, paper and other paper-based packaging products in Europe. In September 2002, JS Group was acquired by Madison Dearborn Partners (MDP) and its 29.4% ownership in Smurfit-Stone was spun off to JS Group's shareholders.

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  Exhibit 99.1